WHEELER WASOFF, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

April 7, 2006

Mr. Walter A. Fay, Audit Committee Chairman
Polar Molecular Holding Corporation
4600 S. Ulster Street
Suite 940
Denver, CO 80237

Dear Mr. Fay:

This is to inform you that effective immediately, the firm of Wheeler Wasoff, P.C. is resigning as the auditor of Polar Molecular Holding Corporation (Polar). This resignation is based on certain facts and circumstances that have occurred subsequent to completion of our audit of the financial statements of Polar and issuance of our report thereon, which were included in the Form 10KSB filing of Polar for the year ended December 31, 2004.

As you are probably aware, effective January 1, 2006, I joined, as an audit partner, the certified public accounting firm of Gordon Hughes & Banks LLP (GHB), and am no longer practicing under Wheeler Wasoff, P.C. As a condition of my joining GHB, an evaluation of my existing audit clients was done by GHB, and it was determined that Polar did not meet the criteria established by GHB for acceptance as an audit client filing with the Securities and Exchange Commission. Additionally, subsequent to issuance of the audit report by WW for the year ended December 31, 2004 included in the Form 10KSB filing of Polar, WW received a letter from counsel representing Thomas J. Berthel and Berthel Fisher & Company (collectively Berthel) threatening litigation against WW based on a footnote in the Company's financial statements concerning the litigation between Polar and Berthel. This threatened litigation would impair our independence from that date forward.

Accordingly, we regretfully find it necessary to resign as the auditor of Polar. We will assist you in any way we can to engage another audit firm, and will cooperate fully with that firm so that Polar maintains its reporting with the SEC.

Best regards,

Wheeler Wasoff, P.C.

Wheeler Wasoff, P.C.

By: Evan L. Wasoff

Cc: Mark L. Nelson, President